Exhibit 10.15

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into effective this 31st day of August , 2007 (the “Effective Date”) by and among IPtimize, Inc., a Minnesota corporation with its principal place of business at 2135 S. Cherry Street, Suite 200, Denver, Colorado 80222 (“IPtimize”), IP Solutions, Inc. , a Colorado corporation with its principal place of business at 2135 S. Cherry Street, Suite 200, Denver, Colorado 80222 (the “Subsidiary”), WTI, L.L.C., a Washington limited liability company that has elected to be taxed as a corporation, with its principal place of business at 22722 29th Drive SE, Suite 120, Bothell, Washington 98021 (“WTI”), and the members of WTI listed on the signature page hereof (individually, “Owner” and collectively the “Owners”). IPtimize, the Subsidiary, WTI and the Owners are sometimes individually referred to as a “Party” and collectively as the “Parties.”

ARTICLE I
PRELIMINARY STATEMENT

     Both WTI and IPtimize are engaged in complementary businesses involving the sale of voice over Internet protocol (VOIP) communications services. References herein to the “WTI Business” shall mean the business of WTI as it is now conducted including but not limited to WTI’s assets and financial condition. References herein to the “IPtimize Business” shall mean the business of IPtimize as it is now conducted including but not limited to IPtimize’s assets and financial condition. WTI, IPtimize and the Owners have determined that a merger of their businesses would be mutually advantageous, would provide synergism and economies of scale, and would provide a platform for further growth and creation of value. The Parties have further determined that such a merger of their businesses can best be accomplished by a merger of Subsidiary with and into WTI and, accordingly, IPtimize has caused the formation of the Subsidiary as the merger partner for WTI. Such merger is intended to qualify as a tax-free reorganization in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) as well as, potentially, a tax-free contribution under Section 351 of the Code. Notwithstanding anything in this Agreement to the contrary, WTI reserves the right to approve the final merger structure prior to Closing. The Owners constitute all of the owners of WTI, and all of such Owners have agreed to participate in the merger and to enter into and comply with the terms of this Agreement. The “Surviving Entity” is sometimes used to refer to the entity which will exist as the result of the merger of WTI and the Subsidiary. The effective time of the merger is the date on which the Articles of Merger and the Statement of Merger are filed with and accepted by the Secretaries of State of the States of Colorado and Washington (the “Effective Time”).

ARTICLE II
MERGER

2.01      Merger .   Upon the terms and subject to the conditions of this Agreement, as of the Effective Time, Subsidiary shall merge with and into WTI and the separate existence of Subsidiary shall thereafter cease (the “Merger”). WTI shall be the surviving entity of the Merger (sometimes referred to as the “ Surviving Entity”) and shall continue to be governed by the laws of the State of Washington , under separate existence, with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger, except as otherwise set forth in this Article II. As a result of the Merger of Subsidiary with and into WTI, the historic assets of WTI will effectively be owned 100% by IPtimize through its ownership of WTI and the Owners will become shareholders of IPtimize. Upon the first to occur of the following IPtimize shall cause WTI to be merged with and into IPtimize or a domestic single-member limited liability company wholly-owned by IPtimize ("Merger Sub"): (a) the receipt by WTI of any regulatory or other consents necessary to transfer to IPtimize or Merger Sub, as the case may be, the licenses and certificates of authority necessary to conduct the WTI Business; or (b) one year from the Effective Date.

       2.02     Closing of the Merger.

           (a)      The closing of all transactions provided for herein shall occur at the offices of Dufford & Brown, P.C., 1700 Broadway, Suite 2100, Denver, Colorado 80290, or such other places as the parties mutually agree, within three (3) days after all of the conditions to closing set forth in Article VII have been met(the “Closing”).

           (b)      The Closing may be extended by mutual consent of all Parties. Documents may be exchanged by email and facsimile transmission. Documents so executed and delivered will be legally effective, but each Party hereto agrees to confirm such documents by subsequent delivery of signed originals. All transactions provided for at the Closing shall be deemed to have occurred simultaneously, and no such transactions shall be effected until all have been completed.

     2.03      Articles of Organization.   The Articles of Organization of WTI shall be the Articles of Organization of the Surviving Entity until and unless duly amended further in accordance with the terms hereof and the Washington Limited Liability Company Act (the "Washington Act").

     2.04      Operating Agreement.   The Operating Agreement of WTI shall be the Operating Agreement of the Surviving Entity, until and unless duly amended.

     2.05     Manager and Officers.   The managers and officers of WTI shall be the managers and officers of the Surviving Entity from and after the Effective Time until the consummation of the merger between WTI and Merger Sub or until their respective successors shall have been duly elected and qualified.

ARTICLE III
PAYMENT OF PURCHASE PRICE

3.01      Manner of Converting WTI Membership Units.   At the Closing, each of the following transactions shall be deemed to occur simultaneously:

(a)     WTI Membership Units. By virtue of the Merger, and without any further action on the part of the Parties, all issued and outstanding membership units of WTI (the “WTI Membership Units”) shall be cancelled and each Owner of the WTI Membership Units registered in such Owner’s name on the books and records of WTI shall be entitled to receive his or her pro rata portion of the following consideration: (i) an aggregate of 20,000,000 shares of common stock, no par value per share, of IPtimize, subject, however to the provisions of Sections 3.03 and 3.04 of this Agreement (the “IPtimize Common Stock”); (ii) three year warrants in the form annexed hereto as Exhibit A and hereby incorporated herein by reference (the “Warrants”) authorizing the holders to purchase an aggregate of 300,000 shares of IPtimize Common Stock, no par value per share, at the lower of $.75 per Warrant Share (calculated following any stock split) or the price per share offered to investors in IPtimize’s presently proposed PIPE financing in an amount of not less than $6,000,000 (the “Permanent Financing”), subject, however to the provisions of Section 3.04 below (the “Warrant Shares”); (iii) five hundred fifty thousand dollars ($550,000.00 ) in cash, two hundred fifty thousand dollars ($250,000.00) of which has already been paid as earnest money to WTI and which WTI has no obligation to repay, the receipt and sufficiency of which is hereby acknowledged and accepted; and (iv) a promissory note issued by IPtimize in the principal amount of two million four hundred fifty thousand dollars ($2,450,000.00 ) bearing interest at a rate of eight percent (8%) per annum, with interest payable on a monthly basis, a maturity date two year s after execution, and principal reduction payments according to the following schedule: (1) $300,000.00 due six months after Closing Date, (2) $600,000.00 due nine months after the Closing Date, and (3) the remaining balance due upon maturity, all in the form attached hereto as Exhibit B and hereby incorporated herein by reference (the “Promissory Note”). IPtimize agrees that within ten (10) business days of the closing of the presently proposed pipe financing regardless of whether it is a Permanent Financing described above, 20% of the net proceeds from such financing shall be paid to Owners to reduce the principal amount outstanding on the Promissory Note. The foregoing items (i) through (iv) are hereinafter collectively referred to as the “Owners’ Consideration”, the sufficiency of which is hereby acknowledged and accepted by the Owners.

(b)     Payment of Debt. In addition to the foregoing Section 3.01(a), at or before Closing I Ptimize will (i) refinance or pay one million dollars ($1,000,000) toward the outstanding balance of the Whidbey Debt, and (ii) pay nine hundred twenty eight thousand fifty six dollars ($928,056) toward the outstanding balance of the Wescom Capital Debt and Members' Notes as those terms are defined in Sections 7.02 (i) and (j). The foregoing items (i) and (ii) are hereinafter collectively referred to as the "Owners Debt." For purposes of this Agreement, the "Purchase Price" shall refer to the total of the Owners' Consideration (as valued at the time of Closing) plus the Owners' Debt.

3.02      IPtimize Common Stock Certificates.   Until the WTI Membership Units are surrendered at the Closing, the WTI Membership Units shall be deemed to represent for all purposes the right to receive a pro rata share of the Owners’ Consideration, into which they shall be converted at Closing as a result of the Merger in accordance with the terms hereof.

3.03     Lock-Up Letters.

(a)     Each share of IPtimize Common Stock issuable to the Owners at the Closing shall be subject to the terms and conditions of a lock-up letter in the form attached hereto as Exhibit C and hereby incorporated herein by reference, providing among other things, that (subject to the terms of the letter): (i) the Owners agree that the shares of IPtimize Common Stock issued to them may not be sold, transferred or hypothecated for a period of 12 months from the earlier of: (a) the date the first registration statement filed by IPtimize after the Closing is declared effective by the Securities and Exchange Commission (the “Registration Statement”); or (b) December 15, 2008; and (ii) the certificates representing the IPtimize Common Stock will be imprinted with a separate restrictive legend reflecting the foregoing (the “Lock-Up Letter”). Notwithstanding the foregoing, the Owners shall not be subject to any Lock-Up Letter that does not apply equally to all other holders of 1% or more of the IPtimize Common Stock and the officers and directors of IPtimize.

(b)   In the event, subsequent to the Closing Date, IPtimize shall file a Registration Statement for the purpose of registering the resale of any shares owned by IPtimize shareholders, IPtimize agrees to include the IPtimize Common Stock and any Warrant Shares acquired by the Owners as part of this transaction in such registration. IPtimize shall keep the Registration Statement effective for so long as it may determine in its reasonable discretion.

      3.04     Reverse Stock Split. The IPtimize Common Stock and the Warrant Shares to be issued to the Owners at the Closing shall be subject to a reverse stock split at a ratio of up to 1-for-12 (the “Reverse Split”). Subject to the 1-for-12 maximum, the ratio of the Reverse Split shall be determined by the IPtimize Board of Directors in its sole discretion.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WTI AND THE OWNERS

     Except as set forth in the disclosure schedules, WTI and the Owners hereby severally represent and warrant to the Subsidiary and IPtimize that the following shall be true and accurate as of the Closing:

4.01      Organization .  WTI is a limited liability company duly organized and validly existing under the laws of the State of Washington, with the power and authority to own or lease its properties, carry on its business as now conducted, enter into this Agreement and the instruments, documents and agreements ancillary hereto and identified herein (the “Other Agreements”) and to perform its obligations hereunder and thereunder.

       4.02     Authorization and Enforceability.   This Agreement and each of the Other Agreements to which the Owners or WTI, or any of them, is a party when duly executed and delivered, shall constitute the legal, valid and binding obligations of such Party, enforceable in accordance with their respective terms. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings of the Owners and by WTI, including adoption and approval by the Mana gers and Members of WTI and all the Owners in accordance with the Washington Act.

       4.03      T he WTI Units:   The WTI Membership Units are the only issued and outstanding membership interests or securities of WTI and there exists no derivative securities convertible into WTI Membership Units. All of the WTI Membership Units are owned of record by the respective Owners as set forth on Schedule 4.03 hereto. All the WTI Membership Units shown on Schedule 4.03 as owned by the Owners are owned legally, beneficially and exclusively by such Owner, free and clear of any pledge, encumbrance, or other third party claim; and the Owners have good and marketable title to the WTI Membership Units.

       4.04     Subsidiaries and Investments.   Except as set forth on Schedule 4.04 hereto WTI does not own, nor has it ever owned, any shares of capital stock of, or other equity interest in, any corporation, partnership, joint venture, or other entity.

       4.05     Qualification .   WTI is duly qualified and in good standing to do business in the State of Washington. WTI is qualified as a foreign limited liability company in each jurisdiction in which the character of the properties occupied, owned or leased, or the nature of the business conducted makes such qualification necessary, except where failing to so qualify would not have any material adverse effect on the WTI Business.

       4.06     No Violation of Laws or Agreements; Approvals.   Except as set forth in Schedule 4.06, the execution, delivery and performance of this Agreement or any Other Agreement by WTI and/or the Owners: (i) will not materially contraven e any agreement to which WTI and/or Owners, respectively, are parties; (ii) contravene any law, regulation, or other legal authority to which WTI and/or Owners are subject; and (iii) cause any acceleration, default, penalty, or other material change pursuant to any agreement or obligation binding upon WTI and/or Owners. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively a “Governmental Entity”) is required by or with respect to WTI in connection with the execution and delivery of this Agreement by WTI, or the consummation by WTI of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on WTI, taken as a whole, except for (i) the filing of such documents with, and the obtaining of such orders from, public utilities commissions of Washington, Oregon and Idaho, that are required in connection with the transactions contemplated by this Agreement; (ii) the filing of the Articles of Merger and the Statement of Merger with the Secretaries of State of Washington and Colorado; and (iii) and as otherwise set forth on Schedule 4.06.

     4.07     Financial Information.

                 (a)        Financial Statements. Attached as Schedule 4.07(a) are the audited consolidated and consolidating balance sheets, income statements, and statements of cash flow for WTI as of December 31, 2006 and for the two years then ended (“WTI Audited Financial Statements”) and the interim unaudited financial statements of WTI as of March 31, 2007 and for the three month period then ended (“WTI Unaudited Financial Statements”). Both the WTI Audited Financial Statements and the WTI Unaudited Financial Statements (collectively the “WTI Financial Statements”) have been prepared in accordance with general accepted accounting principles consistently applied (except that the WTI Unaudited Financial Statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude) and are accurate, correct, and complete in all material respects and present fairly the consolidated financial condition, assets, and liabilities and results of operations of WTI for the relevant periods. There has been no material adverse change in (i) the financial condition of WTI, or (ii) the results of WTI operations since March 31, 2007.

                (b)        Undisclosed Liabilities. Except as set forth on Schedule 4.07(b) and as of the Effective Date of this Agreement and as of the time of Closing, WTI has no material debt, obligation, or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever except as shown on the WTI Financial Statements and except for liabilities arising in the ordinary course of business from and after the date of the most recent of the WTI Financial Statements. Except as set forth on Schedule 4.07(b), all such liabilities arising from and after the date of the most recent of the WTI Financial Statements are of similar kind and amount to those shown on the financial statements and have arisen in the ordinary course of business.

     4.08      Taxes .   WTI has timely and correctly, in all material respects, prepared and filed all tax returns as and when due, including federal and state income tax returns, and WTI has paid or properly accrued all taxes due pursuant to such tax returns as well as any other taxes, including real and personal property taxes, franchise taxes, sales and use taxes, for which WTI is liable. WTI has not filed and is not now subject to any extension of time with respect to the filing of any tax return. WTI has provided to IPtimize and to the Subsidiary true and correct copies of all of its federal and state income tax returns filed tax years ending on or after December 31, 2005. WTI is not aware of any actual or threatened tax audit of WTI. WTI has paid all payroll taxes as and when due, maintains all required payroll trust accounts, and has timely paid all employee and employer withholding taxes into such accounts.

     4.09      Receivables .   Schedule 4.09 lists all trade and other accounts receivable of WTI outstanding as of April 30, 2007, presented on an aged basis. All receivables, whether reflected on the WTI Financial Statements or created after the date of the WTI Financial Statements, arose from bona fide transactions of WTI in the ordinary course of its business. Except to the extent of the recorded reserve, no doubtful accounts exist on the WTI Unaudited Financial Statements, and all of the WTI receivables are collectable in the ordinary course of business.

     4.10     Litigation and Contingencies.   Except as disclosed on Schedule 4.10, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever whether civil, criminal, or administrative, is pending or, to the knowledge of WTI or the Owners, threatened, against or affecting WTI or any of its assets or any of the WTI Membership Units. WTI does not have any pending litigation against any third party. Neither WTI nor the Owners are aware of any threatened litigation against WTI or any of its assets, nor are they aware of any facts or circumstances likely to give rise to any such litigation. When used in this Agreement, phrases similar to "to the knowledge of WTI and/or the Owners" shall mean to the actual knowledge of Gary Keister, Robert Manning and Marcos Melendez without inquiry or investigation.

     4.11     Contracts .   Set forth on Schedule 4.11 attached hereto is a list of all of the material contracts of WTI as of the Effective Date. Except as indicated on Schedule 4.11, (a) WTI is not in material breach of any of such contracts or Other Agreements, and (b) to WTI's knowledge, no third party is in material breach of any of such contracts or Other Agreements. All of such contracts have been entered into in the ordinary course of the WTI Business and, to the best knowledge of WTI, all of the material contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles. Subject to Section 6.01(b), at the Closing WTI shall furnish IPtimize copies of any and all material contracts entered into between the Effective Date and the Closing.

     4.12     Compliance with Law.   To the knowledge of WTI and the Owners, WTI holds all material licenses, permits, and other legal authority necessary to conduct the WTI Business. From and after the Closing, IPtimize and the Subsidiary will have the legal authority to continue operating the WTI Business as it is currently conducted, subject to changes in applicable laws and regulations and subject to any applicable renewal filings due after the Closing and subject to any requirements listed on Schedule 4.12.

     4.13     Affiliated Transactions.   No manager or member is, or has been during the past three (3) years, a party (directly or indirectly) to any transaction, agreement, or other understanding with WTI except pursuant to agreements or arrangements disclosed on Schedule 4.13 attached hereto. To the Owners' knowledge, no such affiliated party has or will have any claim against the Surviving Entity as a result of transactions contemplated herein.

     4.14     Employees and Benefits.

            (a)        Employees.   Attached hereto as Schedule 4.14(a) is a list of all of the WTI employees including the date of first hire, social security number, rate of compensation, and any accrued rights (including vacation accruals) to which such employee is entitled or will be entitled as of the Closing. None of WTI’s employees are parties to any employment agreement or other contract with WTI, nor are any of such employees entitled to any fringe benefits or other compensations from WTI except as reflected on Schedule 4.14(a). None of the WTI employees is subject to any collective bargaining agreement or other union agreement, and to the knowledge of WTI and Owner there isn't currently any effort to organize the work force at WTI. To the knowledge of WTI, no material disputes or claims against WTI exist on behalf of any of its present or former employees including, but not limited to, claims for unemployment compensation, workers’ compensation, violation of wage and hour laws, claims relating to past compensation, or claims relating to unjust termination. WTI is in compliance in all material respects with the Occupational Safety and Health Act and all rules and regulations promulgated thereunder, and WTI has complied in all material respect with all other applicable domestic statutes, rules and regulations relating to the employment of its employees including the Americans With Disabilities Act, the Family and Medical Leave Act, and all other federal, state, and local rules and regulations. To the knowledge of WTI, none of WTI, its managers, members or employees has discriminated on the basis of gender, age, national origin, religious preference, sexual orientation, or on any other basis, nor has WTI to its knowledge, engaged in or permitted any sexual harassment of any nature whatsoever to affect its employees. WTI is current in all of its material obligations to employees with respect to those benefits and plans which it does maintain.

            (b)        Benefit Arrangements.   Schedule 4.14(b) contains a true, complete and accurate list of all written or oral benefit plans, arrangements or agreements, including all employment manuals or policies that cover or relate to employees, sponsored, maintained or contributed to by WTI for the benefit of its current or former employees (the "WTI Benefit Plans"). WTI has provided to the Subsidiary and IPtimize true, complete and accurate copies of the WTI Benefit Plans as currently in effect or, with respect to any WTI Benefit Plans that are not in writing, true and accurate written descriptions of the material terms of such WTI Benefit Plans. To the extent applicable and to the knowledge of WTI and the Owners, each WTI Benefit Plan is in compliance in all material respects with the requirements of the Employee Retirement Income Security Act of 1974 as amended(“ERISA”) and any equivalent state laws, and with the Code.

     4.15     Insurance .   Schedule 4.15 discloses all insurance policies with respect to which WTI is the owner, insured, or beneficiary, or for which it has any obligation to make any premium payments. To the knowledge of WTI, such policies are reasonable, in both scope and amount, in light of the known, foreseeable risks attendant to the WTI Business and are comparable in coverage to policies customarily maintained by like businesses. All such insurance policies will remain in effect from and after the Closing, subject to payment of premiums and applicable renewal periods.

     4.16     Intellectual Property Rights.   Schedule 4.16 attached hereto discloses all the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications, and licenses to any of the foregoing owned or used by WTI in or applicable to the WTI Business which are material to such WTI Business (collectively the “Proprietary Assets”). Except as disclosed in Schedule 4.16, to the knowledge of WTI and the Owners WTI has the entire right, title and interest in and to, or has a valid and binding license to use, the intellectual property rights disclosed on Schedule 4.16 and all processes, know how, show how, formulae, trade secrets, inventions, discoveries, improvements, and other proprietary rights, specifically including rights to all of the computer software utilized by WTI in the course of the WTI Business, other than off the shelf, commercially available products. Schedule 4.16 separately discloses all intellectual property material to the WTI Business under license. To WTI’s knowledge, all of its intellectual property rights in the Proprietary Assets are valid and not subject to any interference, opposition, reexamination or cancellation. To the knowledge of WTI and the Owners, no third party is infringing upon, nor has any such person misappropriated, any intellectual property rights of WTI in the Proprietary Assets. WTI has no knowledge of any facts or circumstances that may constitute infringement by WTI of the intellectual property rights of any other party.

     4.17     Environmental Matters.  To the knowledge of WTI and the Owners, WTI is in full compliance with all applicable federal, state and local laws, rules, and regulations relating to environmental regulations and to the disposal of waste products, including but not limited to those products defined as hazardous waste under applicable laws except where the failure to be in compliance would not have a material adverse effect on the financial condition of WTI. To the knowledge of WTI and the Owners, WTI does not lease, own, or operate a facility on, and has not leased, owned or operated a facility on, any land or real property subject to any environmental contamination, violation, or requirement for cleanup or any environmental remediation. To the knowledge of WTI and the Owners, WTI is not subject to any claim for environmental cleanup or remediation.

     4.18     Customer Relationships.   To the knowledge of WTI and the Owners, none of WTI’s customers or suppliers will cease to do business with the Surviving Entity after the Closing, or will alter their present volume or terms of business. There are no material disagreements or controversies pending, nor to the knowledge of WTI and the Owners, threatened by any customer, supplier or independent contractor that does business with WTI, nor has any such customer or third party made any claims or complaints regarding the services or products provided by WTI. All suppliers and contractors have been timely paid by WTI. Except as set forth on Schedule 4.18, there are no special relations (personal or otherwise, such as payment in kind arrangements, rebates or other incentives) between WTI and any third party. Neither WTI nor any manager, member or other affiliate of WTI has any ownership interest in any competitor, customer, or supplier of WTI. As used in this Agreement, the term "affiliate" shall mean any entity that, controls or is under the control of or is under common control with, WTI.

     4.19     Obligations to Brokers.  Neither WTI nor any of the Owners have incurred any obligation for the payment of any brokerage commission, finder’s fee, or other compensation relating to this Agreement or to the consummation of the transactions provided for herein.

     4.20     Investment Representations.  The Owners represent and warrant that they have received all information which they have requested or which they believe is necessary or appropriate, for an evaluation of IPtimize and/or the Owners’ Consideration. The Owners are familiar with the IPtimize Business and believe that they are fully qualified to make a knowledgeable investment decision with respect to accepting the Owners’ Consideration in exchange for the WTI Membership Units. In addition, the Owners acknowledge and accept: (i) the IPtimize Common Stock issuable at the Closing will be “restricted securities” as that term is defined under the Securities Act of 1933 as amended (the "Securities Act"); (ii) the Owners will be acquiring the IPtimize Common Stock solely for each Owner’s own account, for investment purposes and not with a view towards the resale or distribution thereof; (iii) the IPtimize Common Stock will be the subject of stop transfer orders on the books and records of IPtimize’s transfer agent and shall be imprinted with a restrictive legend as well as a second special legend reflecting the lock up provisions set forth in Section 3.03 above; and (iv) any transfer or sale of the IPtimize Common Stock may only be accomplished in accordance with the Securities Act and the rules and regulations of the Securities and Exchange Commission adopted thereunder.

     4.21.     Assets    Except as set forth on Schedu le 4.21, WTI has good and marketable title to all its real and personal property and assets reflected in the WTI Financial Statements, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (i) the lien of current taxes not yet due and payable; (ii) properties, interests, and assets disposed of by WTI in the ordinary course of business; (iii) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto.

      4.22        Disclosure Schedules.   Notwithstanding anything herein to the contrary, after the Closing, IPtimize and Subsidiary shall be deemed to have waived any right to object to or otherwise assert a claim related to anything disclosed in the disclosure schedules in the form delivered at Closing.

     4.23       Complete Disclosure.   This Agreement and the Other Agreements do not contain any untrue statement of a material fact by WTI or the Owners.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF IPTIMIZE AND SUBSIDIARY

     IPt imize and the Subsidiary hereby jointly and severally represent and warrant to WTI and the Owners that the following shall be true and accurate as of the Closing except as otherwise set forth in the disclosure schedules:

5.01     Organization .

     (a)      IPtimize is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota , and has the corporate power and authority to own or lease its properties, carry on its business as now conducted, enter into this Agreement and the Other Agreements and perform its obligations hereunder and thereunder.

      (b)      The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the respective limited liability company power and authority to own or lease its properties, carry on its business as now conducted, enter into this Agreement and the Other Agreements and perform its obligations hereunder and thereunder.

5.02     Authorization; Enforceability.   This Agreement and each of the Other Agreements to which IPtimize and the Subsidiary, or either of them, is a party when duly executed and delivered, shall constitute the legal, valid and binding obligations of such Party, enforceable in accordance with their respective terms. All actions contemplated by this Agreement have been duly and validly authorized by all necessary corporate proceedings, including adoption and approval by the Boards of Directors of IPtimize and Subsidiary in accordance with the Minnesota Business Corporation Act (the “Minnesota Act”) and the Colorado Business Corporation Act (the "Colorado Act").

5.03      The IPtimize Capitalization.   The authorized capital stock of IPtimize consists solely of (i) 70,000,000 shares of Common Stock, no par value per share, of which 33,909,056 shares are issued and outstanding, with warrants to purchase an additional 3,037,789 shares of Common Stock; and (ii) 30,000,000 shares of Preferred Stock, no par value per share, of which 1,316,716 shares are issued and outstanding as Series A Preferred Stock and 475,000 shares are issued and outstanding as Series B Preferred Stock. IPtimize has no other shares authorized or issued. A table reflecting the true and correct capitalization of IPtimize immediately following the Closing is attached hereto as Schedule 5.03.

5.04     Qualification .

     (a)       I Ptimize is duly qualified and in good standing in the States of Minnesota and Colorado. IPtimize is not required to qualify as a foreign corporation in any other state where the failure to so qualify would have a material adverse effect on its business.

     (b)      Subsidiary is duly qualified and in good standing in the State of Colorado. Subsidiary is not required to qualify as a foreign corporation in any other state where the failure to so qualify would have a material adverse effect on its business.

5.05      No Violation of Laws or Agreements.   Except as set forth in Schedule 5.05, the execution and delivery of this Agreement or any Other Agreement by IPtimize and/or the Subsidiary, will not materially contravene any agreement to which either of them, respectively, are parties, contravene any law, regulation, or other legal authority to which either of them is subject, nor cause any acceleration, penalty, or other material change pursuant to any agreement or obligation binding upon IPtimize and/or the Subsidiary. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to IPtimize or the Subsidiary in connection with the execution and delivery of this Agreement by IPtimize and Subsidiary, or the consummation by IPtimize and Subsidiary of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on IPtimize and Subsidiary, taken as a whole, except for (i) the filing of the Articles of Merger and the Statement of Merger with the Secretaries of State of Washington and Colorado; and (ii) and as otherwise set forth on Schedule 5 .05 .

5.06     Financial Information.

                    (a)        Financial Statements. Attached as Schedule 5.06(a) are the audited consolidated and consolidating balance sheets, income statements, and statements of cash flow for IPtimize as of December 31, 2006 and for the two years then ended (“IPtimize Audited Financial Statements”) and the unaudited interim financial statements of IPtimize as of March 31, 2007 and for the three months then ended (“IPtimize Unaudited Financial Statements”). Both the IPtimize Audited Financial Statements and the IPtimize Unaudited Financial Statements (collectively the “IPtimize Financial Statements”) have been prepared in accordance with general accepted accounting principals consistently applied (except that the IPtimize Unaudited Financial Statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not individually or in the aggregate, be material in magnitude) and are accurate, correct, and complete in all material respects and present fairly the consolidated financial condition, assets, and liabilities in results of operations of IPtimize for the relevant periods.

                    (b)        Undisclosed Liabilities. Except as set forth on Schedule 5.06(b) and as of the Effective Date of this Agreement and as of the time of Closing, IPtimize neither has nor will have any material debt, obligation, or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever except as shown on the IPtimize Financial Statements and except for assets and liabilities arising in the ordinary course of business from and after the date of the most recent of the IPtimize Financial Statements. All such liabilities and assets arising from and after the date of the most recent of the IPtimize Financial Statements are of similar kind and amount to those shown on the financial statements and have arisen in the ordinary course of business.

5.07     Receivables .  Schedule 5.07 lists all trade and other accounts receivable of IPtimize outstanding as of April 30, 2007 presented on an aged basis. All receivables, whether reflected on the IPtimize Financial Statements or created after the date of the IPtimize Financial Statements, arose from bona fide transactions of IPtimize. Except to the extent of the recorded reserve, no doubtful accounts exist on the Internal Financial Statements; all of the IPtimize receivables are collectable in the ordinary course of business and will be substantially collected in all material respects within 90 days after having been created.

     5.08     Litigation and Contingencies.  No action, suit, investigation, claim or proceeding of any nature or kind whatsoever whether civil, criminal, or administrative, is pending or, to the knowledge of IPtimize, threatened, against or affecting IPtimize or any of its assets or any of the outstanding IPtimize Common Stock. IPtimize does not have any pending litigation against any third party. Except as set forth on Schedule 5.08, IPtimize is not aware of any threatened litigation against it (or the Subsidiary) or any of their assets, nor is it aware of any facts or circumstances likely to give rise to any such litigation.

     5.09     Compliance with Law.  IPtimize holds all licenses, permits, and other legal authority necessary to conduct the IPtimize Business, subject to changes in applicable laws and regulations and subject to any applicable renewal filings due after the Closing.

     5.10     Affiliated Transactions.  No officer, director, shareholder, or other party affiliated with IPtimize is, or has been during the past three (3) years, a party (directly or indirectly) to any transaction, agreement, or other understanding with IPtimize except pursuant to agreements or arrangements fully disclosed on Schedule 5.10 attached hereto. No such affiliated party has or will have any claim against the Surviving Entity as a result of transactions contemplated herein.

     5.11     Employee Benefits.   Schedule 5.11 contains a true, complete and accurate list of all written or oral benefit plans, arrangements or agreements, including all employment manuals or policies that cover or relate to employees, sponsored, maintained or contributed to by IPtimize for the benefit of its current or former employees (the "IPtimize Benefit Plans"). IPtimize has provided to WTI and the Owners true, complete and accurate copies of the IPtimize Benefit Plans as currently in effect or, with respect to any IPtimize Benefit Plans that are not in writing, true and written descriptions of the material terms of such IPtimize Benefit Plans. To the extent applicable, each IPtimize Benefit Plan is in compliance in all material respects with the requirements of ERISA and any equivalent state laws, and with the Code.

     5.12     Employees .   No material disputes or claims against IPtimize exist on behalf of any of its present or former employees including, but not limited to, claims for workers’ compensation, violation of wage and hour laws, claims relating to past compensation, or claims relating to unjust termination. IPtimize is in compliance in all material respects with the Occupational Safety and Health Act and all rules and regulations promulgated thereunder, and IPtimize has complied in all material respect with all other applicable domestic statutes, rules and regulations relating to the employment of its employees including the Americans With Disabilities Act, the Family and Medical Leave Act, and all other federal, state, and local rules and regulations. To the best knowledge of IPtimize, none of IPtimize, its officers, directors or employees has discriminated on the basis of gender, age, national origin, religious preference, sexual orientation, or on any other basis, nor has IPtimize to its best knowledge, engaged in or permitted any sexual harassment of any nature whatsoever to affect its employees. IPtimize is current in all of its material obligations to employees with respect to those benefits and plans which it does maintain.

     5.13     Environmental Matters.  IPtimize is in full compliance with all applicable federal, state and local laws, rules, and regulations relating to environmental regulations and to the disposal of waste products, including but not limited to those products defined as hazardous waste under applicable laws. IPtimize does not lease, own, or operate a facility on, and has not leased, owned or operated a facility on, any land or real property subject to any environmental contamination, violation, or requirement for cleanup or any environmental remediation. IPtimize is not, to the best of its knowledge, subject to any claim for environmental cleanup or remediation.

     5.14     Obligations to Brokers.  Neither IPtimize nor the Subsidiary has incurred any obligation for the payment of any brokerage commission, finder’s fee, or other compensation relating to this Agreement or to the consummation of the transactions provided for herein.

     5.15     Complete Disclosure.  This Agreement and the Other Agreements do not contain any untrue statement of a material fact by IPtimize or the Subsidiary.

     5.16      Taxes .   As of the Closing, IPtimize and the Subsidiary will have timely and correctly, in all material respects, prepared and filed all tax returns as and when due, including federal and state income tax returns, and all taxes of IPtimize and/or the Subsidiary due pursuant to such tax returns as well as any other taxes, including real and personal property taxes, franchise taxes, sales and use taxes, for which IPtimize and/or the Subsidiary may be liable, as the case may be, have been paid. Neither IPtimize nor the Subsidiary has filed , nor is now subject to, any extension of time with respect to the filing of any tax return. IPtimize and the Subsidiary have provided to WTI true and correct copies of all of their respective federal and state income tax returns filed for tax years ending on or after December 31, 2004. Neither IPtimize nor the Subsidiary is aware of any actual or threatened tax audit of IPtimize or the Subsidiary. Each of IPtimize and the Subsidiary has paid all payroll taxes with respect to it as and when due, maintains all required payroll trust accounts, and has timely paid all employee and employer withholding taxes into such accounts.

      5.17      Intellectual Property Rights.  Schedule 5 .17 attached hereto discloses all the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications, and licenses to any of the foregoing owned or used by IPtimize in or applicable to the IPtimize Business which are material to such IPtimize Business (collectively the “IPtimize Proprietary Assets”). Except as disclosed in Schedule 5 .17 , to the best of its knowledge, IPtimize has the entire right, title and interest in and to, or has a valid and binding license to use, the IPtimize Proprietary Assets. Schedule 5 .17 separately discloses all intellectual property material to the IPtimize Business under license. To IPtimize’s knowledge, all of its intellectual property rights in the IPtimize Proprietary Assets are valid and not subject to any interference, opposition, reexamination or cancellation. To the knowledge of IPtimize, no third party is infringing upon, nor has any such person misappropriated, any intellectual property rights of IPtimize in the IPtimize Proprietary Assets. IPtimize has no knowledge of any facts or circumstances that may constitute infringement by IPtimize of the intellectual property rights of any other party.

ARTICLE VI
COVENANTS OF THE PARTIES

6.01     Conduct of Business Pending Closing.  From and after the Effective Date and until the Closing, except as required by this Agreement or except as IPtimize and/or the Subsidiary shall otherwise consent in writing, WTI shall do the following:

              (a)        Affirmative Obligations. WTI shall: (i) conduct the WTI Business in the ordinary course and consistent with past practice; (ii) maintain its property, equipment and other assets consistent with past practice; (iii) timely comply with the provisions of all agreements, permits and licenses; (iv) use its reasonable best efforts to maintain the WTI Business, keep its business organization intact, keep available the services of its present employees and contractors, and preserve the goodwill of its customers and other third parties; (v) maintain in full force and effect all policies of insurance disclosed in Schedule 4.15; (vi) use its reasonable best efforts to assist IPtimize or its Merger Sub to obtain all licenses, permissions and certificates necessary for IPtimize or Merger Sub to conduct the WTI Business.

             (b)        Negative Covenants. WTI shall not: (i) amend its Articles of Organization or Operating Agreement; (ii) change its authorized or issued membership units; (iii) enter into any contract or commitment, the performance of which might extend beyond the closing except for obligations made in the ordinary course of business; (iv) sell, transfer or assign any of its assets, except in the ordinary course of business, (v) incur any liability, except in the ordinary course of business, (vi) enter into any employment contract or arrangement which is not terminable at will and without penalty or other obligations; (vii) fail to pay any tax or other liability when due; (viii) make, change or revoke any tax election or make any agreement or settlement with any taxing authority; (ix) take any action or omit to take any action that is outside of the ordinary course of business that will cause a breach or termination of any agreement to which it is a party or a breach of any representation or warranty contained herein; or (x) increase any employee&#65533;s compensation or benefits or hire any additional employees.

6.02     Conduct of Business Pending Closing.  From and after the Effective Date and until the Closing, except as required by this Agreement or except as WTI shall otherwise consent in writing, IPtimize shall do the following:

             (a)     Affirmative Obligations. IPtimize shall: (i) conduct the IPtimize Business in the ordinary course and consistent with past practice; (ii) maintain its property, equipment and other assets consistent with past practice; (iii) timely comply with the provisions of all agreements permits and licenses; (iv) use its reasonable best efforts to maintain the IPtimize Business, keep its business organization intact, keep available the services of its present employees and contractors, and preserve the goodwill of its customers and other third parties; and (v) use its reasonable best efforts to obtain for itself or its Merger Sub all licenses, permissions and certificates necessary to conduct the WTI Business.

             (b)     Negative Covenants. IPtimize shall not: (i) amend its Articles of Incorporation or By-laws; or (ii) change its authorized or issued capital stock or issue any stock or rights with respect to any shares of its capital stock. Notwithstanding the foregoing and prior to the Closing, IPtimize may: (i) reincorporate in Delaware; (ii) consummate the Reverse Split; (iii) create 2007 Equity Incentive Plan and reserve two million shares for issuance thereunder; (iv) consummate its presently proposed pre-bridge and Permanent Financings; and (v) enter into an After Market Support Agreement with Keating After Market Support, LLC and issue shares of Common Stock thereunder.

6.03     WTI’s Capital Expenditures.  From and after the Effective Date and until the Closing, WTI shall not make capital expenditures in an aggregate amount in excess of $50,000 except as set forth on Schedule 6.03 and except as consented to in writing by IPtimize, which consent shall not be unreasonably withheld or delayed.

6.04     Access to Information and Documents.  During normal business hours and on reasonable advance written notice, WTI shall give to IPtimize, the Subsidiary and to the employees and representatives (including accountants, attorneys, and consultants) of IPtimize and the Subsidiary, and IPt imize and the Subsidiary shall give to WTI and its employees and representatives (including accountants, attorney and consultants) access to all the properties, books, tax returns, contracts, files, records, officers, personnel and accountants (including independent public accountants and their audit work papers) and shall furnish to the requesting party all such documents and copies of documents as it may reasonably request.

6.05     Financial Reports. Upon reasonable advance request, and during the three year period following the Closing, IPtimize will deliver to each Owner, annual unaudited financial statements (or audited statements if prepared) as such statements are available to IPtimize. In addition, and following the effective date of the Registration Statement, IPtimize will deliver to each Owner such quarterly unaudited financial statements as IPtimize shall have filed with the Securities and Exchange Commission. This right to receive financial statements shall be an addition to, and not substitution for, any right which Owners have to examine the books and records of IPtimize.

6.06     Legal Expenses.  From the Effective Date to the Closing, each Party hereto shall be responsible for its own legal expenses. All such costs that accrue following the Closing shall be born by IPtimize and the Subsidiary.

6.07      Investment Letter.  At the Closing the Owners shall execute and deliver to IPtimize the investment letter in the form attached hereto as Exhibit D confirming and elaborating on the provisions of paragraph 4.20 and hereby incorporated herein by reference.

6.08     No Solicitation. WTI shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to or endorse any takeover proposal. WTI shall promptly advise IPtimize orally and in writing of any such inquiries or proposals. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for an exchange, consolidation or other business combination involving WTI or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, WTI other than the transactions contemplated by this Agreement.

6.09     Tax Matters.

     (a)     For any tax periods ending on or before the Effective Time, the Owner s shall prepare or cause to be prepared, all income and franchise tax returns for WTI which are filed after the Effective Time with respect to such periods. Subject to the requirements of applicable law, each such tax return shall be prepared in a manner consistent with past practices of WTI .

     (b)      The Owners shall control any audits, disputes, administrative, judicial or other proceedings related to the tax returns described in Section 6.09(a); provided, however, that the Owners shall allow IPtimize and its counsel to participate in any such proceeding; and provided further, that the Owner s shall not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the tax liability of IPtimize or the Subsidiary for any period beginning after the Effective Time without the prior written consent of IPtimize , which shall not be unreasonably withheld. The Owner s shall keep IPtimize fully and timely informed with respect to the commencement, status and nature of any such administrative or judicial proceedings.

     (c)      Subject to Section 6.09(b), IPtimize shall control any audits, disputes, administrative, judicial or other proceedings related to taxes and with respect to which any party to this Agreement may incur liability, except that (i) in the event an adverse determination may result in the Owne rs having responsibility for an amount of taxes under this Agreement , the Owners shall be entitled to participate in that portion of the proceeding relating to taxes with respect to which Owners may incur liability hereunder; and (ii) IPtimize may not compromise or settle any such proceeding in any manner which could result in any liability of the Owners without the express prior written consent of the Owners, which shall not be unreasonably withheld. IPtimize shall keep the Owners fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings involving any tax liability for which the Owners may incur liability hereunder.

     (d)     The Owners and IPtimize shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such tax return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, IPtimize shall retain, and Owners shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules and other records or information which may be relevant to such tax returns for all tax periods or portions thereof ending before or including the date that includes the Effective Time and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     (e)     IPtimize will, and will cause WTI and/or Merger Sub, as the case may be, to continue at least one significant historical business line of WTI , or use at least a significant portion of WTI 's historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). Neither IPtimize, WTI nor Merger Sub, as the case may be, shall take a position on any tax return or any other action to the extent such position or action is or would be inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, including without limitation the filing of any election under Treasury Regulations § 301.7701-3 with respect to WTI.

                (f)   The covenants set forth in this Section 6.09 shall survive the Closing.

      6.10      Amendment of Disclosure Schedules.

          (a)      WTI Disclosure Schedules. The Parties agree that, with respect to the representations and warranties of WTI contained in Article IV hereof, WTI shall have the continuing obligation until the Closing to supplement, modify or amend promptly its Disclosure Schedules with respect to: (i) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules (the “WTI New Matters”), and (ii) other matters which are not WTI New Matters but should have been set forth or described in the WTI Disclosure Schedules as of the date hereof (the “WTI Other Matters”). Any such supplement, modification or amendment (i) that reflects a WTI New Matter shall qualify WTI’s representations and warranties for all purposes of this Agreement, except for purposes of determining whether the conditions set forth in Article VII hereof have been fulfilled and (ii) that reflects one or more WTI Other Matters shall not qualify any of WTI’s representations or warranties for any purpose under this Agreement, and shall be provided solely for informational purposes. On or before the Closing, WTI will prepare and deliver to IPtimize a copy of the WTI Disclosure Schedules revised to reflect any supplement, modification or amendment required pursuant to this Section 6.10(a). WTI shall use commercially reasonable efforts to deliver any such supplemented, modified or amended Disclosure Schedules to IPtimize at least five (5) calendar days before the Closing. If no supplemented, modified or amended WTI Disclosure Schedule satisfying the foregoing requirements is provided by WTI, the WTI Disclosure Schedules as delivered upon the execution of this Agreement shall continue to apply. WTI’s failure to give notice pursuant to this Section 6.10(a) will not be a breach unless IPtimize is materially prejudiced.

          (b)    IPtimize Disclosure Schedules. The Parties agree that, with respect to the representations and warranties of IPtimize and Subsidiary contained in Article V hereof, IPtimize and Subsidiary shall have the continuing obligation until the Closing to supplement, modify or amend promptly their Disclosure Schedules with respect to: (i) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in their Disclosure Schedules (the "IPtimize New Matters"), and (ii) other matters which are not IPtimize New Matters but should have been set forth or described in the IPtimize Disclosure Schedules as of the date hereof (the “IPtimize Other Matters”). Any such supplement, modification or amendment (i) that reflects an IPtimize New Matter shall qualify the representations and warranties of IPtimize and Subsidiary for all purposes of this Agreement, except for purposes of determining whether the conditions set forth in Article VII hereof have been fulfilled and (ii) that reflects one or more IPtimize Other Matters shall not qualify any of the representations or warranties of IPtimize and Subsidiary for any purpose under this Agreement, and shall be provided solely for informational purposes. On or before the Closing, IPtimize and Subsidiary will prepare and deliver to the Owners a copy of the IPtimize Disclosure Schedules revised to reflect any supplement, modification or amendment required pursuant to this Section 6.10(b). IPtimize and the Subsidiary shall use commercially reasonable efforts to deliver any such supplemented, modified or amended Disclosure Schedule to the Owners at least five (5) calendar days before the Closing. If no supplemented, modified or amended Disclosure Schedule satisfying the foregoing requirements is provided by IPtimize and Subsidiary, the Disclosure Schedules as delivered upon the execution of this Agreement shall continue to apply. The failure of IPtimize or Subsidiary to give notice pursuant to this Section 6.10(b) will not be a breach unless WTI or the Owners is materially prejudiced,

ARTICLE VII
CONDITIONS TO CLOSING

7.01      Conditions Precedent to Obligations of the Subsidiary and IPtimize.

The obligations of the Subsidiary and IPtimize to proceed with the Closing under this Agreement shall be subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in writing in-whole or in-part by the Subsidiary and IPtimize at their sole option.

          (a)        No Material Changes. The business, assets, financial conditions, operations, results of operations, and prospects of WTI and the WTI Business shall be substantially as have been represented herein and no material adverse change shall have occurred.

          (b)        Final Agreements. This Agreement and all Other Agreements shall have been agreed to and duly executed by WTI and the Owners.

          ( c )       Entity Approval. The members and managers of WTI shall have approved the execution and performance of the Agreement, the Other Agreements and the consummation of the Merger.

          ( d )       Compliance Certificate. IPtimize shall have received an officer’s certificate from WTI, in form reasonably satisfactory to the Subsidiary and IPtimize: (i) confirming the identity of all current managers, members and Owners of WTI; (ii) attesting as to the authenticity and current status of WTI’s Articles of Organization and Operating Agreement; (iii) attesting to the managers and members action approving the transactions contemplated hereby, copies of which shall be attached, and (iv) attesting that all representations and warranties are true and correct, and that WTI has complied with all covenants contained in this Agreement.

           ( e )       Employment Agreements. Gary Keister and Robert P. Manning, both of whom are Owners, shall have entered into mutually acceptable employment agreements with the Subsidiary.

          ( f)     Owner’s Investment Letters. Each of the Owners shall have executed an investment letter in the form attached as Exhibit D and incorporated herein by reference and delivered the same to IPtimize.

         ( g)       Organizational Documents. WTI shall have delivered true and correct copies of its Articles of Organization and Operating Agreement to IPtimize.

          ( h)        Resignations . Each of the officers and managers of WTI shall have submitted his executed resignation to WTI .

          ( i )         Private Financing.

(1)      IPtimize shall have arranged to refinance or shall payoff the Whidbey Debt (as hereinafter defined) to the extent agreed to herein.

(2)      IPtimize shall have arranged to refinance or pay off the Wescom Capital Debt and Members' Notes (as hereinafter defined) to the extent agreed to herein.

(3)      IPtimize shall have secured financing in a sufficient amount in order to pay the cash portion of the Owners’ Consideration at the Closing.

          ( j )     Leases. WTI shall have received and delivered to IPtimize the written consent from (1) the landlord on the lease of WTI’s Bothell, Washington offices; and (2) Varilease on the equipment lease to assign said leases to the Surviving Entity.

         ( k)     Consents. WTI shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IPtimize, individually or in the aggregate, have a material adverse effect on IPtimize and the Subsidiary taken as a whole upon the consummation of the transactions contemplated hereby.

         ( l)      Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on IPtimize, the Subsidiary, or WTI, taken as a whole, shall have been filed, occurred or been obtained, including, but not limited to, approval of the transaction and transfer of the necessary licenses and or certificates of authority by the applicable public utilities commissions and the Federal Communications Commission. IPtimize shall have received all state securities or “Blue Sky” permits and other authorizations necessary to issue the IPtimize Common Stock and to consummate the Merger.

7.02      Conditions Precedent to Obligations of WTI and the Owners.   The obligations of the Owners and WTI to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at C losing of the following conditions, any one or more of which may be waived in writing in whole or in part by WTI and each of the Owners (but only for itself and not the other Owners) at their sole option.

          (a)     No Material Changes. The business, assets, financial conditions, operations, and results of operations of IPtimize shall be substantially as have been represented herein and no material adverse change shall have occurred.

         (b)     Final Agreements. This Agreement and all Other Agreements shall have been agreed to and duly executed by IPtimize and the Subsidiary.

          (c)     Board Approval . The Board of Directors of IPtimize and the Manager of Subsidiary shall have approved the execution and performance of the Agreement, the Other Agreements and the consummation of the Merger.

          (d)     Compliance Certificate. WTI and the Owners shall have received from IPtimize an officer’s certificate, in form reasonably satisfactory to them: (i) confirming the identity of all current officers, directors and principal (holders of 5% or more) stockholders of IPtimize and all members, managers and officers of the Subsidiary; (ii) attesting as to the authenticity and current status of IPtimize’s Articles of Incorporation and By-laws and Subsidiary's Articles of Organization and Operating Agreement; and (iii) attesting to the Board of Director action of IPtimize and the Manager action of Subsidiary approving the transactions contemplated hereby, copies of which shall be attached.

          (e)      Promissory Note. IPtimize shall have executed and delivered the Promissory Note to the Owners.

           (f)       Cash Payment. IPtimize shall have delivered cash in the aggregate amount of three hundred thousand dollars ($300,000.00 ) to the Owners, a pro rata portion of such amount to be distributed to each based on his respective ownership interest in WTI as set forth on Schedule 4.03.

          (g)     IPtimize Common Stock Certificates. IPtimize shall have delivered to each Owner a certificate or certificates representing the Owner’s pro rata number of shares of IPtimize Common Stock registered in such name or names as the Owner’s shall have specified to IPtimize in writing not less than ten (10) days prior to the Closing.

          (h)     Warrant Certificates. IPtimize shall have delivered to each Owner a Warrant certificate or certificates exercisable into the Owner’s pro rata number of Warrant Shares registered in such name or names as the Owner’s shall have specified to IPtimize in writing not less than ten (10) days prior to the Closing.

        (i)     The Whidbey Debt. IPtimize shall have paid off up to one million dollars ($1,000,000.00) of debt currently owed by WTI to Whidbey Island Bank as more specifically described on Schedule 7.02(i) at Closing (“Whidbey Debt”) or executed an agreement with a lender to replace the Whidbey Debt, IPtimize shall indemnify and hold the Owners harmless, and the Owners shall have no further liability with respect to the Whidbey Debt except with respect to any balance of the Whidbey Debt over said $1,000,000.

          (j)     The Wescom Capital Debt and Members' Notes. IPtimize shall have paid off nine hundred twenty eight thousand fifty six dollars ($928,056.00) of the debt s that are (in the aggregate) currently owed by WTI to the Owners, individually, and to Wescom Capital, Inc, as more specifically described on Schedule 7.02(j) at Closing (the “Wescom Capital Debt and Member's Notes”).

ARTICLE VIII

TERMINATION

     This Agreement may be terminated at any time prior to C losing by: (i) the mutual and written consent of the Parties; (ii) IPtimize and Subsidiary, if any of the conditions specified in Section 7.01 have not been fulfilled by September 30, 2007, provided that IPtimize or Subsidiary has not taken any action, or omitted to take any action, that results in the failure of any such condition; or (iii) WTI and the Owners, if any of the conditions specified in Section 7.02 have not been fulfilled by September 30, 2007, provided that WTI or the Owners have not taken any action, or omitted to take any action, that results in the failure of any such condition. In the event of termination of this Agreement by either Party as provided herein, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto; provided, however, that nothing in this Section shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

ARTICLE IX
MUTUAL INDEMNIFICATION

9.01     Owners’ Indemnity.   The Owners severally but not jointly hereby covenant and agree to indemnify and hold harmless IPtimize, the Subsidiary, and their respective representatives, officers, directors, members, employees, agents, affiliates, predecessors, successors, and assigns (the “IPtimize Indemnified Parties”) from and against any and all out of pocket costs, losses, liabilities, damages, litigation, claims, costs, and expenses, including reasonable attorneys’ fees and other expenses of investigation in defense, (collectively, the “Damages”) to which the IPtimize Indemnified Parties may become subject or which are incurred in connection with, arise out of, result from, or are attributable to (i)  any material breach of any representation or warranty, or (ii) any material breach of any covenant or agreement, contained in the terms of this Agreement, any Other Agreements, or any certificate or other document delivered hereunder or pursuant hereto by WTI, or any of the Owners (but in the case of a breach by an Owner, only the breaching Owner shall be liable) including any material breach of any representation or warranty made by WTI or the Owners, or the failure of WTI or any Owner to perform materially any of the covenants or obligations contained herein or in any certificate or other document delivered hereunder or pursuant hereto. Without limiting the generality of the foregoing and subject to Section 10.5 of this Agreement, the Owners expressly agree to indemnify and hold harmless the IPtimize Indemnified Parties for any Damages to which the IPtimize Indemnified Parties may become subject and which are incurred in connection with, arise out of, result from or are attributable to any fraud or intentional misrepresentation on the part of WTI.

In addition to any other remedies the IPtimize Indemnified Parties may have at law or in equity against WTI or Owners for the indemnification obligations contained in this section, the IPtimize Indemnified Parties shall have the right to offset any payments due under the Promissory Note against any monetary damages incurred by the IPtimize Indemnified Parties.

9.02     IPtimize’s Indemnity.  IPtimize covenants and agrees that it will indemnify and hold harmless the Owners from and against any and all Damages to which the Owners, and their respective representatives, employees, agents, affiliates, predecessors, successors, and assigns (“Owner Indemnified Parties”) or any of them, may become subject or which are incurred in connection with, arise out of, result from, or are attributable to any material breach of the terms of this Agreement or any Other Agreement, certificate or other document delivered hereunder by IPtimize or the Subsidiary, including any material breach of any representation or warranty made by IPtimize or the Subsidiary, or the failure of IPtimize and/or the Subsidiary to perform materially any of the covenants or obligations contained herein or any certificate or other document delivered hereunder or pursuant hereto.

     9.03     General .

        (a)      No claim for indemnification for breach of any representation or warranty hereunder may be brought more than one year following the Effective Date. The Party entitled to indemnification shall be referred to as the “Indemnified Party,” and the Party obligated to provide such indemnification shall be referred to as the “Indemnifying Party.” The Indemnified Party shall advise the Indemnifying Party in writing of any claim for indemnification (whether or not such claim involves a person or entity that is not a party to this Agreement) although the failure to provide such written notice shall not discharge the obligation of the indemnifying party hereunder.

         (b)      Claims by any third party (“Third Party”) shall be governed by the following provisions, provided that any claims relating to taxes shall be governed by the provisions of Section 6.09. The Indemnified Party shall immediately notify the Indemnifying Party in writing of any claim by a Third Party for which the Indemnifying Party has indemnification obligations hereunder and shall acknowledge its indemnification obligation for such claim in writing. After the Indemnifying Party has received such notice of a claim by a Third Party from the Indemnified Party, the Indemnified Party shall allow the Indemnifying Party an opportunity to undertake the prompt and diligent defense, settlement, or other resolution of the claim. In the event the Indemnifying Party assumes the defense as provided above, the Indemnified Party shall have the right to participate in the defense at its own expense, shall cooperate with the Indemnifying Party in such defense and will attempt to make available to it on a reasonable basis all such witnesses, records, materials, and information in its possession or under its control relating thereto as is reasonably requested by the Indemnifying Party. Without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party shall not, consent to the entry of any judgment or enter into any settlement with respect to a matter for which the Indemnified Party is conducting the defense. Any settlement of a Third Party claim shall include, as to the Indemnified Party as an unconditional term thereof, a release by the Third Party of the Indemnified Party from any and all liability in respect of such claim or litigation, unless the Indemnified Party agrees otherwise in writing. In the event that the Indemnifying Party elects not to assume the defense, is unwilling to acknowledge its indemnification obligations to the Indemnified Party in writing as required by Section 9.03(a) or does not perform or reasonably appears to be incapable of performing such obligations, then, except as set forth below, the Indemnified Party may defend, settle, or otherwise resolve the claim as the Indemnified Party determines to be appropriate. In such case, the Indemnifying Party shall be responsible for all costs incurred, including settlement or other amounts paid to third parties, by the Indemnified Party in connection therewith and shall cooperate with the Indemnified Party in such defense and attempt to make available to it all such witnesses, records, materials, and information in its possession or under its control relating thereto as is requested by the Indemnified Party. Without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to a matter for which the Indemnifying Party is conducting the defense. Any settlement of a Third Party claim shall include, as to the Indemnifying Party as an unconditional term thereof, a release by the Third Party of the Indemnifying Party from any and all liability in respect of such claim or litigation, unless the Indemnifying Party agrees otherwise in writing.

         (c)      Limitations on Indemnification Liability. Notwithstanding any other provision of this Agreement, the Owners shall have no liability for Damages (either direct or by way of a claim for indemnification) under this Article unless and until Damages reach, in the aggregate at least $50,000 (the "Threshold Amount"). In the event a claim for Damages exceeds the Threshold Amount, the Owners will be liable for all Damages up to the Cap. In no event will the Owners collectively be liable for Damages that are in excess of ten percent (10%) of the Purchase Price (the "Cap"). Notwithstanding any other provision of this Agreement, the Owners shall have no liability for consequential damages, and any claim for consequential damages shall not count toward the Threshold Amount.

9.04     Remedies.  Subject to the limits set forth in this Article IX, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered against and actually paid by the Indemnified Party with respect to any Third Party claim in litigation or upon request by the Indemnified Party for any other Damages arising out of any claim not involving a Third Party. To the extent that the Indemnifying Party refuses to pay in full the Damages owed to the Indemnified Party (subject to the limits set forth above), the Indemnified Party may: (i) offset the Damages against any payments the Indemnified Party may owe the Indemnifying Party; and (ii) utilize any legal or equitable remedy to collect from the Indemnifying Party the amount of such Damages.

9.05     Exclusive Remedy.     This Article IX shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement, the Other Agreements or in any certificate delivered pursuant to this agreement or otherwise in respect to the transaction contemplated thereby.

ARTICLE X
GENERAL PROVISIONS

10.01     Survival of Agreement.  The representations and warranties set forth in this Agreement will survive the Closing for a period of one (1) year, except as otherwise expressly provided herein, except the representations and warranties in Sections 4.07(b), 4.08 and 5.06(b), which shall survive until the expiration of the applicable statute of limitations. The covenants and agreements contained herein shall survive until they are performed in accordance with their terms.

10.02     Notices .

All Notices required or permitted hereunder or under any of the Other Agreements (unless such Other Agreement otherwise provides) will be deemed delivered when delivered personally, mailed with proper postage, or sent by a nationally recognized overnight courier to the respective parties at the following addresses or to such other addresses as each respective party may hereafter designate:

(a)	To IPtimize and the Subsidiary:

c/o Clinton J. Wilson

            2135 S. Cherry Street, Suite 200
            Denver, CO 80222

            With a copy sent at the same time and in the same manner to:

              John R. Heronimus
              Dufford & Brown, P.C.
              1700 Broadway, Suite 2100
              Denver, CO 80290-2101

(b)	To WTI and the Owners

              C/o Gary Keister
              22722 29th Drive SE, Suite 120
              Bothell, Washington 98021

              With a copy sent at the same time and in the same manner to:

  Benjamin Straughan
  Perkins Coie LLP
  1201 Third Avenue
  Suite 4800
  Seattle, Washington 98101-3099

     10.03     Successors and Assigns.  This Agreement will be binding upon the Parties hereto and their respective successors, personal representatives, heirs, and assigns. However, no party hereto will have any right to assign any of its obligations pursuant to this Agreement without the prior written consent of all the other Parties.

    10.04     Modification, Waiver and Amendment.   A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any Party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature. No Party may or shall amend this Agreement, in whole or in part, verbally, by reliance, by course of conduct or otherwise, unless expressly and specifically acknowledged in writing and signed by all of the other Parties.

     10.05       Entire Agreement.   Each Party hereby covenants that this Agreement is intended to and does contain and embody all of the understandings and agreements, both written or oral, of the Parties with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding, expressed or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated or affected. There are no representations, warranties or covenants other than those set forth in this Agreement.

      10.06       Publicity . Except as otherwise required by law, so long as this Agreement is in effect, no Party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other Parties, which consent shall not be unreasonably withheld.

      10.07    Recommendation of Legal Counsel. The Parties acknowledge that they have had ample opportunity to consult with legal counsel and tax advisors before entering into this Agreement and have been recommended to do so.

      10.08     Governing Law.  This Agreement is entered into in the City and County of Denver, State of Colorado, will be performed primarily within such state, and, except to the extent governed by the Minnesota Act, the Colorado Act or the Washington Act, all issues arising hereunder shall be governed in all respects with the laws of the State of Colorado without regard to its conflict of laws provisions. The parties hereto consent to the jurisdiction of the state and federal courts located in King County Washington and the City and County of Denver Colorado for any disputes arising out of or related to this Agreement.

       10.09     Counterparts .   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

       10.10     Arbitration .  In the event of any dispute arising under this Agreement or any of the Other Agreements (except to the extent specifically otherwise provided in any Other Agreement), such dispute will be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association or any other arbitration body which is mutually acceptable to the Parties participating in the arbitration. The arbitrator shall be given authority to award attorneys’ fees and arbitration costs, in addition to any other relief, in connection with any such arbitration.

      10.11     Further Assurances. Each Party agrees to execute and deliver such Other Agreements and documents as the other Parties hereto may reasonably request to effect the transactions contemplated hereby.

[signature page follows]

In witness whereof the parties have entered into this Agreement as of the date first written above.

OWNERS: /s/ Gary Keister Gary Keister	IPTIMIZE, INC., A Minnesota corporation By: /s/ Clinton J. Wilson Clinton J. Wilson, President

/s/ Marcos Melendez Marcos Melendez	IP SOLUTIONS, Inc., a Colorado corporation By: /s/ Clinton J. Wilson Clinton J. Wilson, President

/s/ Robert P. Manning Robert P. Manning	WTI, LLC, a Washington limited liability company By: /s/ Robert P. Manning Robert P. Manning, CEO

[signature page to Merger Agreement]

1

LIST OF EXHIBITS

     Exhibit A           Warrants

     Exhibit B           Promissory Note
     Exhibit C           Lock-Up Letters

     Exhibit D           Investor Letter

LIST OF SCHEDULES
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF OWNERS AND WTI

4.03 4.04 4.06 4.07(a) 4.07(b) 4.09 4.10 4.11 4.13 4.14(a) 4.14(b) 4.15 4.16 4.18 4.21	WTI Membership Units
Subsidiaries and Investments
No Violation of Laws or Agreements
WTI Financial Statements
Undisclosed Liabilities
Receivables
Litigation and Contingencies
Contracts
Affiliated Transactions
Employees
Benefit Arrangements
Insurance
Intellectual Property Rights
Customer Relationships
Assets

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND IPTIMIZE

5.03 5.05 5.06(a) 5.06(b) 5.07 5.08 5.10 5.11 5.17	The IPtimize Capitalization
No Violation of Laws or Agreements
IPtimize Financial Statements
Undisclosed Liabilities
Receivables
Litigation and Contingencies
Affiliated Transactions
Employee Benefits
Intellectual Property Rights

ARTICLE VII. CONDITIONS TO CLOSING

7.02(i) 7.02(j)	Whidbey Debt Wescom Capital Debt and Members' Notes